CONSENT OF AUTHOR
Patrice Live, Eng.
630, Rene Levesque West, Suite 2500
Montreal, QC H3B 1S6

US Securities and Exchange Commission

I, Patrice Live, Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Aker Kvaerner in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2008.

/s/ P. Live
Patrice Live, Eng.
BBA Inc.